As filed with the Securities and Exchange Commission on February 3, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2581812
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

26 Harbor Park Drive, Port Washington, New York	11050
(Address of Principal Executive Offices)	(Zip Code)

National Medical Health Card Systems, Inc.

Amended and Restated 2000 Restricted Stock Grant Plan

(Full Title of the Plan)

Jonathan Friedman, Esq.

Chief Legal Officer and Secretary

National Medical Health Card Systems, Inc.

26 Harbor Park Drive

Port Washington, New York 11050

(516) 626-0007

Copies to:

Steven I. Suzzan, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

(212) 318-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (3)
Common Stock, par value $0.001 per share	700,000	$31.085	$21,759,500	$2,329

(1)	Plus such indeterminate number of shares of common stock of the registrant as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions thereof in accordance with Rule 416 under the Securities Act of 1933.

(2)	Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, for the purpose of calculating the maximum aggregate offering price and the registration fee, the proposed maximum offering price per share was determined based upon the average of the high and low prices of the registrant’s common stock as reported by the Nasdaq National Market on January 30, 2006.

(3)	The registration fee was paid on February 2, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by National Medical Health Card Systems, Inc. (the “Company” or the “Registrant”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

(b) The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005;

(c) The Company’s Current Reports on Form 8-K filed on July 8, 2005, September 15, 2005, September 16, 2005, November 4, 2005, November 14, 2005, January 20, 2006 and January 26, 2006;

(d) The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A12G, which was declared effective by the Commission on July 19, 1999.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudicate of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee, or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding or in defense of any claim, issue, or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The above is a general summary of certain indemnity provisions of the DGCL and is subject, in all cases, to the specific and detailed provisions of the Sections referenced herein.

The Company has included in its By-Laws provisions to indemnify its directors and officers, as permitted by the DGCL. Our Certificate of Incorporation also provides that the Company shall have the power to provide indemnification to the fullest extent permitted by Section 145 of the DGCL. The Company entered into indemnification agreements with its directors and officers under which the Company agreed to provide indemnification and expense reimbursement as outlined above, which are incorporated herein by reference to Exhibits to this Registration Statement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on December 21, 2001)

4.2	Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference as an Exhibit to the Registrant ‘s Form 10-Q for the quarter ended March 31, 2004)

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of to the Registrant’s Form 8-K filed on November 14, 2005)

4.4	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-72209)

4.5	National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (incorporated by reference to Appendix D of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 28, 2004)

4.6*	Form of Indemnification Agreement

4.7*	Form of Restricted Stock Agreement

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages of this Registration Statement)

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings in paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed, with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Port Washington, New York, on the 3rd day of February, 2006.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/S/ JAMES F. SMITH
James F. Smith
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Smith and Jonathan Friedman, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JAMES F. SMITH James F. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2006

/S/ STUART DIAMOND Stuart Diamond	Chief Financial Officer (Principal Accounting and Financial Officer)	February 3, 2006

James J. Bigl	Chairman, Director	February 3, 2006

/S/ STEVEN B. KLINSKY Steven B. Klinsky	Director	February 3 2006

Michael B. Ajouz	Director	February 3, 2006

/S/ GERALD ANGOWITZ Gerald Angowitz	Director	February 3, 2006

/S/ G. HARRY DURITY G. Harry Durity	Director	February 3, 2006

/S/ MICHAEL T. FLAHERMAN Michael T. Flaherman	Director	February 3, 2006

/S/ ROBERT R. GRUSKY Robert R. Grusky	Director	February 3, 2006

/S/ PAUL J. KONIGSBERG Paul J. Konigsberg	Director	February 3, 2006

David E. Shaw	Director	February 3, 2006

/S/ DANIEL B. HÉBERT Daniel B. Hébert	Director	February 3, 2006

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on December 21, 2001)

4.2	Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference as an Exhibit to the Registrant’s Form 10-Q for the quarter ended March 31, 2004)

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of to the Registrant’s Form 8-K filed on November 14, 2005)

4.4	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-72209)

4.5	National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (incorporated by reference to Appendix D of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 28, 2004)

4.6*	Form of Indemnification Agreement

4.7*	Form of Restricted Stock Agreement

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages of this Registration Statement)

*	Filed herewith